Exhibit 99.1

FOR IMMEDIATE RELEASE Citigroup Inc. (NYSE: C) June 16, 2025
Citi Board Elects Jonathan Moulds to Board of Directors

New York, NY – Citi’s Board of Directors today announced that it has elected Jonathan Moulds as a new independent director, with service commencing immediately.

Citi Chair John C. Dugan said, “Citi will benefit greatly from Jonathan’s widely recognized track record for driving change across large organizations and the strong focus he puts on efficiency, regulatory compliance, and innovation. He holds a deep understanding of the opportunities and risks associated with global markets and has a strong working knowledge of our firm given his role as Chair of our International Broker Dealer, Citigroup Global Markets Limited (CGML). His highly relevant experience working within Citi and across the US, UK and Asia will further strengthen the expertise and global perspective of our Board. We’re pleased to warmly welcome Jonathan to Citi’s Board of Directors.”

Jonathan Moulds

Jonathan has extensive experience in financial services, having worked in the UK, US and Asia during his 25+year executive career.

He spent the majority of his career at Bank of America where he became head of Bank of America's International businesses and subsequently European President of Bank of America Merrill Lynch, and the CEO of Merrill Lynch International following the merger of the two companies. Jonathan subsequently served as Chief Operating Officer of Barclays, where he oversaw the technology, risk and cost transformation initiatives to help improve the bank’s operational efficiency.

Jonathan has taken on a number of non-executive roles including as Senior Independent Director and Chair of the Risk Committee at IG Group, the listed global leveraged trading platform, Chair of Citi’s International Broker Dealer, CGML and Chair of the Financial Markets Standards Board (FMSB) the industry-led, global standards body for wholesale financial markets.

Jonathan has served on key industry associations, including the International Swaps and Derivatives Association as Chair, Association for Financial Markets in Europe as director, the Global Financial Markets Association as director and as a member of the Capital Markets

Senior Practitioners of the UK Financial Services Authority. He was the founding co-chair of OTCDerivNet, which promotes the development of a secure post-trade environment for the OTC derivative industry.

He has a first-class honors degree in Mathematics from the University of Cambridge and was awarded a CBE in the 2014 Honors List for services to philanthropy.

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